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FOR IMMEDIATE RELEASE


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
CONTACTS:   James J. Groberg              Emmanuelle Thiney
            Senior Vice President         Ruder Finn, Inc.
            (212) 704-2480                (212) 715-1549
            jgroberg@volt.com             thiney@ruderfinn.com

            Jack Egan
            Vice President
            (212) 704-7970
            jegan@volt.com
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                    VOLT ANNOUNCES $75,000,000 BANK FACILITY

NEW YORK, NY, July 7, 1997 - Volt Information Sciences, Inc. (NYSE:VOL) announced today that it has closed a $75,000,000 three year, syndicated, unsecured revolving credit facility. The new facility, for which Chase Securities, Inc. acted as advisor and arranger, will replace Volt's current $10,000,000 revolving facility with The Chase Manhattan Bank and its $45,000,000 accounts receivable securitization facility. The new facility carries a borrowing cost that is lower than either of the two terminated financings.

The Chase Manhattan Bank will act as Administrative Agent for the new credit facility and Fleet Bank, N.A. as Co-Agent. Also participating in the syndicate are BankBoston, N.A., Wells Fargo Bank, N.A. and Mellon Bank, N.A.

William Shaw, President and Chairman of Volt, stated that the credit facility would be used for general corporate purposes. "We are extremely gratified that the strong financial position of the Company has resulted in participation by such prestigious financial institutions in the syndicate," said Mr. Shaw.

Mr. Shaw also announced that the Company had recently entered into an agreement with Telstra Corporation, its principal partner in the Pacific Access joint venture corporation in Australia, pursuant to which the Company was granted a one-month option, commencing November 1, 1997, to sell its entire 12 1/4% interest in Pacific Access to Telstra for US$23,300,000.


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Mr. Shaw added that the Company's anticipated pre-tax profit, should it exercise the option, would exceed US$13,000,000. He stated that the option price is US$2,500,000 more than Volt would be likely to receive if, in accordance with its existing contractual right, Telstra were to acquire the Company's shares on or after July 1, 1998.

Volt Information Sciences, Inc. operates a technical services and temporary staffing business, provides varied services to the telecommunications industry, and furnishes electronic prepress equipment and services to the print media industry.


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